Exhibit 99.1

EXL acquires Clairvoyant, adding scale in data, AI, and cloud engineering to fast-growing analytics business

Investment accelerates EXL’s data-driven strategy by expanding key capabilities and strategic relationships

NEW YORK, December 20, 2021 – EXL [NASDAQ: EXLS], a global analytics and digital solutions leader, today announced its acquisition of Clairvoyant, a global data, AI, and cloud services firm. The acquisition strengthens EXL’s capabilities by adding additional expertise in data engineering and cloud enablement, further supporting its clients in insurance, healthcare, banking and financial services, and retail.

With the acquisition, Clairvoyant will become part of EXL’s fast-growing analytics business, which helps clients make sense of data to drive better decision-making across the enterprise and rapidly adapt business strategies in response to market changes. The addition of Clairvoyant’s talent and capabilities in data engineering, AI/ML operations and cloud will accelerate EXL’s data-driven strategy, expanding critical cloud operations capabilities to help our clients drive large-scale digital transformation projects and generate faster value from modern cloud-based data and analytic platforms.

“Data has become the lifeblood of every industry as businesses confront volatile swings in the economy, changes in consumer preferences and the need to continually adapt to new technology,” said Rohit Kapoor, EXL Vice Chairman and Chief Executive Officer. “Clairvoyant has established itself as a leader in data and cloud engineering, bringing many of the key structural components we need to expand our offerings and help our clients harness the power of data to enable better and faster decision making.”

Founded in 2012, Clairvoyant has consistently been named among the fastest growing and most innovative privately held companies in the U.S. Headquartered in Phoenix, AZ, with multiple offices throughout North America and India, the company employs more than 550 people globally and serves marquee clients in the financial services, retail, healthcare, and tech industries.

“The need to quickly aggregate and interpret data has grown exponentially across industries in recent years,” said Vivek Jetley, Executive Vice President and Global Head of Analytics at EXL. “As our clients look to leverage the power of analytics for business advantage, they need to modernize their data capabilities to keep pace. Having worked closely with Clairvoyant, we believe that the combination of our domain expertise, data management and analytics capabilities and their industry-leading data and cloud engineering services will help clients increase agility and speed to value and set the stage for breakthrough solutions.”

"We are thrilled to join forces with EXL. We share a culture of fearless innovation and a relentless commitment to helping our clients overcome some of their biggest challenges,” said Chandra Ambadipudi, Co-Founder and Chief Executive Officer at Clairvoyant.  "By integrating our capabilities with EXL’s broad reach and expertise, we will be able to add value across a much wider range of clients and unlock exciting new growth opportunities along the way."

The transaction was completed in the fourth quarter of 2021. Clairvoyant is expected to be accretive to 2022 adjusted diluted EPS and will be reported in our Analytics segment.

About EXL

EXL (NASDAQ: EXLS) is a global analytics and digital solutions company that partners with clients to improve business outcomes and unlock growth. Bringing together deep domain expertise with robust data, powerful analytics, cloud, and AI, we create agile, scalable solutions and execute complex operations for the world’s leading corporations in industries including insurance, healthcare, banking and financial services, media, and retail, among others. Focused on driving faster decision-making and transforming operating models, EXL was founded on the core values of innovation, collaboration, excellence, integrity and respect. Headquartered in New York, our team is over 34,500 strong, with more than 50 offices spanning six continents. For more information, visit www.exlservice.com.

About Clairvoyant

Clairvoyant is a global technology consulting and services leader that helps organizations in their business transformation by maximizing the value of data through actionable insights. The company provides data engineering, analytics, machine learning, product engineering, and cloud-based solutions to some of the world's largest brands. Founded in 2012, Clairvoyant is headquartered in Phoenix, AZ, with offices in the U.S., Canada, and India. For more information, visit www.clairvoyant.ai.

###

Investor Relations

Steven N. Barlow

Vice President Investor Relations

212-624-5913

steven.barlow@exlservice.com

Media - US

Michael Sherrill

Vice President Marketing

646-419-0778

michael.sherrill@exlservice.com

Media - Europe, India and APAC

Shailendra Singh

Vice President Corporate Communications

+91-98104-76075

shailendra.singh@exlservice.com

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to EXL's operations and business environment, all of which are difficult to predict and many of which are beyond EXL’s control. Forward-looking statements include information concerning EXL’s possible or assumed future results of operations, including descriptions of its business strategy. These statements may include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of management's experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although EXL believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect EXL’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors, which include our ability to successfully close and integrate strategic acquisitions, our ability to respond to and manage public health crises, including the outbreak and continued effects of the coronavirus (COVID-19) pandemic, are discussed in more detail in EXL’s filings with the Securities and Exchange Commission, including EXL’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K. These risks could cause actual results to differ materially from those implied by forward-looking statements in this release. You should keep in mind that any forward-looking statement made herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect EXL. EXL has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

© 2021 ExlService Holdings, Inc. All rights reserved. For more information go to www.exlservice.com/legal-disclaimer